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                    January 22, 2021

       Phil Ray
       President, Chief Executive Officer
       Centennial Growth Equities, Inc.
       9221 East Baseline Road Suite109-435
       Mesa, Arizona 85209

                                                        Re: Centennial Growth
Equities, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed December 28,
2020
                                                            File No. 000-56234

       Dear Mr. Ray:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing